BorgWarner Enters Into Agreement to Acquire Sevcon

Auburn Hills, Michigan, July 17, 2017 - BorgWarner announced today that it has entered into a definitive agreement to acquire Sevcon, Inc., a global player in electrification technologies. Sevcon complements BorgWarner’s power electronics capabilities utilized to provide electrified propulsion solutions.
“This acquisition supports our existing strategy to supply leading technology for all types of propulsion systems; combustion, hybrid and electric,” said James Verrier, President and CEO of BorgWarner. “We look forward to welcoming Sevcon’s talented employees to BorgWarner.”
The completion of the transaction is subject to certain terms and conditions, including the approval of Sevcon’s stockholders and receipt of required competition law approval. The expected enterprise value of the transaction at closing is approximately $200 million. The transaction is expected to close in the fourth quarter of 2017 subject to the satisfaction of closing conditions.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 62 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.

About Sevcon
Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Learn more about Sevcon at www.sevcon.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,”  “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

Contact:
Patrick Nolan
Phone: 1-248-754-0884